Exhibit 8

Miller Nash LLP
3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Telephone (503) 224-5858
Facsimile (503) 224-0155

December 4, 2003

Pacific Financial Corporation
300 E. Market Street
Aberdeen, Washington 98520

BNW Bancorp, Inc.
100 Grand Avenue
Bellingham, Washington 98225

Subject:	Merger of BNW Bancorp, Inc. with and into Pacific Financial Corporation

Ladies and Gentlemen:

        You have requested our opinion regarding the material U.S. federal income tax consequences of the proposed merger (the "Merger") of BNW Bancorp, Inc. ("BNW") with and into Pacific Financial Corporation ("Pacific"). Capitalized terms not otherwise defined in this letter have the meanings given them in the Merger Agreement. This opinion is being delivered in connection with Pacific's Registration Statement on Form S-4 relating to the proposed Merger (the "Registration Statement") to which this opinion appears as an Exhibit.

        We have acted as legal counsel to Pacific in connection with the Merger, including participating in the drafting and negotiation of the Merger Agreement and the preparation and filing of the Registration Statement. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

        A. The Agreement and Plan of Merger dated as of October 22, 2003, between Pacific and BNW (the "Merger Agreement").

        B. Registration Statement on Form S-4 (the "Registration Statement") of Pacific filed with the Securities and Exchange Commission on or about December 4, 2003.

        C. The Joint Proxy Statement/Prospectus (the "Proxy Statement") of Pacific and BNW (included as part of the Registration Statement).

        D. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

        We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us. We have relied, with the consent of Pacific and BNW upon certain representations contained respectively in representation letters given us by Pacific and BNW (copies of which are attached to this opinion). We have also assumed that there will be no material change in those facts, representations and warranties through the Effective Time of the Merger, and that the Merger will be effected in accordance with the terms of the Merger Agreement and as described in the Proxy Statement.

        In connection with the Merger and pursuant to the Merger Agreement, each share of BNW Common Stock outstanding immediately prior to the Effective Time will be exchanged for 0.85 shares of Pacific Common Stock. Cash will be paid in exchange for fractional shares of BNW Common Stock. BNW shareholders who perfect their dissenters' rights under Washington law will be paid the cash value for their BNW shares by Pacific.

        The following opinion sets forth the material U.S. federal income tax consequences of the Merger to holders of BNW Common Stock who are citizens of, reside in, or are organized under the laws of the United States. This opinion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations of the Internal Revenue Service (the "IRS") and court and administrative rulings and decisions in effect on the date of this opinion. These laws may change, possibly retroactively, and any change could affect the continuing validity of this opinion.

        This opinion assumes that as of the Effective Time the BNW shareholders hold their shares of BNW Common Stock as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to the BNW shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

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  financial institutions, mutual funds or insurance companies;

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  tax-exempt organizations;

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  S corporations or other pass-through entities;

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  BNW shareholders whose shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code; or

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  BNW shareholders who received their BNW Common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth in this opinion, and the completion of the transactions described in the manner contemplated by the Merger Agreement, it is our opinion that for federal income tax purposes the Merger will be treated as a reorganization under Section 368(a)(1)(A) of the Code. Accordingly, it is our opinion that the material federal income tax consequences of the Merger will be:

        1.     No gain or loss will be recognized by Pacific or by BNW as a result of the Merger;

        2.     No gain or loss will be recognized by BNW shareholders upon their exchange of BNW Common Stock for Pacific Common Stock, except that a BNW shareholder who receives cash proceeds in lieu of a fractional share interest in Pacific Common Stock or a BNW shareholder exercising dissenters' rights under Section 23B.13 of the Washington Business Corporation Act who receives cash instead of Pacific Common Stock will recognize gain or loss equal to the difference between such proceeds and the holder's tax basis allocated to the fractional share interest or the holder's tax basis in the dissenting shares, as the case may be, and such gain or loss will constitute capital gain or loss;

        3.     The tax basis of the Pacific Common Stock received by a BNW shareholder who exchanges BNW Common Stock for Pacific Common Stock will be the same as the shareholder's tax basis in the BNW Common Stock surrendered in exchange; and

        4.     The holding period of the Pacific Common Stock received by a BNW shareholder will include the period during which the BNW Common Stock surrendered in exchange was held.

        In addition to the tax consequences discussed above, it is our opinion that the statements regarding income tax consequences made under the headings "SUMMARY—Questions and Answers about the Merger" and "THE MERGER—Certain Federal Income Tax Consequences" in the Proxy

Statement, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

        This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either in this opinion or in the Registration Statement may affect the conclusions stated in this opinion.

        Our opinion is intended solely for the benefit of Pacific and BNW, and their respective shareholders, and may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

        We consent to the use of our name under the heading "THE MERGER—Certain Federal Income Tax Consequences" in the Proxy Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC under the Securities Act.

                      Very truly yours,

                      /s/ MILLER NASH LLP

                      MILLER NASH LLP